Exhibit 4.28

To: EUROSEAS LTD

Athens, 12 October 2021

FINAL TERMS &

CONDITIONS

Dear Mr. Pariaros,

Please find below the Final Terms and Conditions of the Interest Rate Hedging structure we traded today.

Trade Date: 12 October 2021

Effective Date: 01 November 2021

Termination Date: 01 November 2025, subject of adjustment in accordance with the Modified Following Business Day Convention.

FIXED AMOUNTS

Fixed Rate Payer: EUROSEAS LTD

Fixed Rate Payer Notional Amount: USD 10,000,000.00 Bullet

Fixed Rate: 1.090%

Transaction Fee: In relation to each Calculation Period 0.086% of the Notional Amount per annum, embedded in the Fixed Rate. The total Transaction Fee in respect of the Transaction is USD 34,901.69

Fixed Rate Payer Payment Dates: Quarterly, on 01 February, 01 May, 01 August and 01 November of each year, commencing on 01 February 2022 up to and including the Termination Date subject to adjustment in accordance with the Modified Following Business Day Convention.

Initial Calculation Period: From and including 01 November 2021 to and excluding 01 February 2022.

Calculation Periods: Quarterly, from and including 01 February to and excluding 01 May, from and including 01 May to and excluding 01 August, from and including 01 August to and excluding 01 November and from and including 01 November to and excluding 01 February of each year, commencing on 01 November 2021 up to the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate Day Count Fraction: Actual/360, adjusted

Business Days for Payment Dates: New York, London, Athens

FLOATING AMOUNTS

Floating Rate Payer: EUROBANK S.A.

Floating Rate Payer Notional Amount: USD 10,000,000.00 Bullet

Floating Rate Payer Payment Dates: Quarterly, on 01 February, 01 May, 01 August and 01 November of each year, commencing on 01 February 2022 up to and including the Termination Date subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate: USD-LIBOR-ICE Benchmark Administration

Designated Maturity: 3 months

Spread: None

Initial Calculation Period: From and including 01 November 2021 to and excluding 01 February 2022.

Calculation Periods: Quarterly, from and including 01 February to and excluding 01 May, from and including 01 May to and excluding 01 August, from and including 01 August to and excluding 01 November and from and including 01 November to and excluding 01 February of each year, commencing on 01 November 2021 up to the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Day Count Fraction: Actual/360, adjusted

Reset Dates: Two business days prior to the start of each calculation period.

Business Days: New York, London, Athens

Calculation Agent: Eurobank S.A. in its capacity as Hedging counterparty.

Account Details

Account(s) for payments to EUROBANK SA:	00260029211200236674
Account(s) for payments to Party B:	00260029211200236674

Offices:

(a) The Office of EUROBANK SA for the Swap Transaction is: 8, Othonos Str. GR 105 57 Athens

(b) The Office of Party B for the Swap Transaction is: 4 Messogiou & Evropis Street, Maroussi GR 15124, Athens

REPRESENTATIONS:

Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into this Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):

(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(b) Assessment and Understanding. It is capable of assessing the merits of an understanding (on its own behalf or through independent professional advice) and understands and accepts the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

EUROBANK SA

By: ____________/s/ Bantou Eleni

/s/ Delinis Christos__________________

Confirmed as of the

Date first above written:

___/s/_Aristides J. Pittas______________________________

By: _______/s/ Stefania Karmiri________________

Name:

Title: